                                                                    EXHIBIT 99.1


          NEWS BULLETIN FROM                         32605 W. Twelve Mile Rd.
                                                     Suite 250
          [COVANSYS LOGO]                            Farmington Hills, MI  48334

                                                     NASDAQ:  CVNS

          FOR FURTHER INFORMATION

AT THE COMPANY:                AT JOELE FRANK, WILKINSON BRIMMER KATCHER:


David Roady                    Eden Abrahams / Andrew Siegel
(248) 848-2221                 (212) 355-4449
droady@covansys.com            ea@joelefrank.com / abs@joelefrank.com


MONDAY, MAY 17, 2004


            COVANSYS REPORTS SELECTED FIRST QUARTER OPERATING RESULTS

         POSTPONES FILING 10-Q FOR PERIOD ENDING MARCH 31, 2004 PENDING
                  COMPLETION OF REVIEW AND ANALYSIS OF CERTAIN
                             PROPERTY AND EQUIPMENT

FARMINGTON HILLS, MI, MAY 17, 2004 -- Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, today announced that the filing of its report on Form 10-Q for the quarter ended March 31, 2004 will be delayed pending completion of the proper accounting for physical losses and obsolescence for certain of the Company's property and equipment, mainly computers and related peripherals, as a result of a recently completed physical inventory. The physical losses and obsolescence identified in the first quarter of 2004 had a current net book value of approximately $2.5 million (an original cost of $15.7 million). The Company has been unable to identify the periods to which the physical losses and obsolescence occurred and the related impact on the previously reported financial information. The physical losses and obsolescence represent less than 1% of total assets. The Company's Form 10-Q for the quarter ended March 31, 2004 will be filed with the Securities and Exchange Commission as soon as possible after the completion of this analysis.

While Covansys awaits resolution of the aforementioned item, the Company is reporting revenues of $93.4 million compared with $96.6 million in the first quarter of 2003 and $91.5 million in the fourth quarter of 2003.

Highlights of Covansys' first quarter 2004 included:
- A directive from People Soft, Inc. to expand the company's India Development Center;
- An agreement with BearingPoint to assist with the opening and operation of BearingPoint's first Global Development Center in India;
- A $3.4 million contract with the Idaho Secretary of State's Office to implement a new voter registration system;
- Continued strong revenue growth in India, accounting for 26% of Covansys' total first quarter revenue compared with 15% for the first quarter of 2003 and 25% in the fourth quarter of 2003;
- An increase of 7% in hours billed in India and a 4% improvement in its India billing rates;
- A rise in billable headcount to nearly 5000 employees with 245 added in India during the period.
                                     -more-


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                                       -2-

"We are pleased with our success in building out our India platform while continuing to improve the quality and productivity of our operations there," said Martin Clague, President and Chief Executive Officer of Covansys. "The strength of our capabilities in India is reflected in the increasing percentage of total revenues generated in the region, and further enhancing the scale and scope of our presence in India will remain an important strategic goal for us in the quarters ahead."

Of the Company's reported revenue in the period, 71% was generated in the commercial sector and 29% in the public sector.

Domestic utilization was 84% in the first quarter 2004, up from 80% for the fourth quarter 2003 and up from 83% for the first quarter 2003. Utilization in India was 71% for the first quarter compared with 73% for the first quarter 2003 and 76% in the fourth quarter of 2003. Utilization in India was negatively impacted as Covansys began to aggressively hire to meet an anticipated increase in demand. The Company expects to moderately improve its Indian utilization rates during the second half of the year.

"Looking ahead, we are confident that the new commercial and public sector projects we were awarded, together with the five-year Master Service Agreement we announced last month with Fidelity National Financial ("FNF"), will help us generate strong revenue growth and continue to enhance our reputation as a leading provider of innovative IT solutions. We are excited about the opportunity to work with FNF, BearingPoint and our other valued partners to help their clients reap the same competitive advantages of offshore outsourcing that Covansys clients have been enjoying for more than a decade -- rapid deployment, world-class quality and reduced costs," concluded Mr. Clague.

Covansys will host a conference call to discuss select first quarter 2004 financials on Tuesday, May 18, 2004 at 1:00 p.m. Eastern Time. Interested parties may access the call by dialing 877-407-8033 (or 201-689-8033 from outside North America). The call may also be accessed via the Internet at the company's website, www.covansys.com. Please note that the call will not include a question and answer session.

A replay of the call will be available beginning at approximately 1:00 p.m. on May 19th through midnight on May 26th by dialing 877-660-6853 or 201-612-7415 and referencing account number 1628 and conference ID 104256. The replay will also be available on the Company's website, www.covansys.com, for 90 days.

ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

                                     -more-

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.


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